Exhibit 99.1

Summary of FY 2014 TIBCO Executive Incentive Compensation Plan

The FY 2014 Executive Incentive Compensation Plan (the “EICP”) of TIBCO Software Inc. (the “Company”) rewards achievement at specified levels of financial and individual performance.

Under the terms of the EICP, each of the Company’s Section 16 officers has an assigned target bonus level, expressed as a percent of annual base salary. The target bonus levels recognize competitive industry annual bonus pay practices. Actual bonuses paid will be based upon both the Company’s financial performance and a discretionary component. Bonuses paid pursuant to the EICP are based on three components:

•	Revenue of the Company. The first component is based on the growth of the Company’s gross revenues in fiscal year 2014.

•	Profitability of the Company. The second component is based on the Company’s Non-GAAP Operating Profits Before Tax (OPBT) attained in fiscal year 2014.

•	Discretionary Component. The third component enables the Compensation Committee to award an annual bonus based on discretionary factors including, without limitation, the Company’s performance against its peer group and its plan.

The Compensation Committee’s approval of the terms of the EICP shall not be deemed to create an enforceable agreement between the Company and any participant, and the Compensation Committee retains discretion to reduce or refuse to authorize any awards under the EICP despite attainment of any specific objectives. No rights to any awards shall be deemed to exist unless and until the Compensation Committee authorizes payment of any awards under the EICP following the completion of any fiscal year measurement periods.